As filed with the Securities and Exchange Commission on June 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIGO ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-3583873
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

655 Campbell Technology Parkway, Suite 150

Campbell, California 95008

(Address of Principal Executive Offices)(Zip Code)

Tigo Energy, Inc. 2023 Incentive Plan

(Full title of the plan)

Bill Roeschlein
Chief Financial Officer

655 Campbell Technology Parkway, Suite 150

Campbell, California 95008

(Name and address of agent for service)

(408) 402-0802

(Telephone number, including area code, of agent for service)

Copies to:

Joel Rubinstein White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 819-8200	Laura Katherine Mann White & Case LLP 609 Main Street Houston, Texas 77002 Telephone: (713) 496-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Tigo Energy, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) under the Company’s 2023 Incentive Plan (the “2023 Incentive Plan”).

The number of shares of Common Stock reserved for issuance under the 2023 Incentive Plan are subject to automatic increase on the first trading day of each calendar year, beginning with calendar year 2024 by a number of shares of Common Stock equal to three percent (3%) of the total outstanding shares of Common Stock on the last day of the prior calendar year (the “2023 Incentive Plan Evergreen Provision”). Pursuant to the 2023 Incentive Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2023 Incentive Plan was increased by 1,762,549 shares effective January 1, 2024. This Registration Statement registers the additional shares available for issuance under the 2023 Incentive Plan as a result of the 2023 Incentive Plan Evergreen Provision.

Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statement on Form S-8 registering shares of the Common Stock under the 2023 Incentive Plan (File No. 333-273897) is hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Securities and Exchange Commission (the “SEC”) pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the SEC on March 21, 2024 (the “2023 Annual Report”);

●	the information specifically incorporated by reference into the 2023 Annual Report from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024, as supplemented by our Additional Definitive Proxy Materials on Schedule 14A, filed with the SEC on April 19, 2024;

●	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed by the Company with the SEC on May 14, 2024;

●	the Company’s Current Reports on Form 8-K, filed with the SEC on February 8, 2024 and May 21, 2024; and

●	the description of the Company’s capital stock contained in our Registration Statement on Form 8-A (File No. 001-40710) as originally filed with the SEC on August 4, 2021 and any amendment or report filed for the purpose of updating this information (including Exhibit 4.2 to our 2023 Annual Report), which description is incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to which this Registration Statement relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

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Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation of Tigo Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40710), filed with the Securities and Exchange Commission on May 30, 2023).

4.2	Amended and Restated Bylaws of Tigo Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-40710), filed with the Securities and Exchange Commission on May 30, 2023).

4.3	2023 Equity Incentive Plan of Tigo Energy, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40710), filed with the Securities and Exchange Commission on May 30, 2023).

5.1*	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Frank, Rimerman + Co. LLP.

23.3*	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California on the 3rd day of June, 2024.

TIGO ENERGY, INC.

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Zvi Alon and Bill Roeschlein, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of Tigo Energy, Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Zvi Alon	Chief Executive Officer and Director	June 3, 2024
Zvi Alon	(Principal Executive Officer)

/s/ Bill Roeschlein	Chief Financial Officer	June 3, 2024
Bill Roeschlein	(Principal Financial Officer and Principal Accounting Officer)

/s/ Tomer Babai	Director	June 3, 2024
Tomer Babai

/s/ Joan C. Conley	Director	June 3, 2024
Joan C. Conley

/s/ Sagit Manor	Director	June 3, 2024
Sagit Manor

/s/ Michael Splinter	Director	June 3, 2024
Michael Splinter

/s/ Stanley Stern	Director	June 3, 2024
Stanley Stern

/s/ John Wilson	Director	June 3, 2024
John Wilson

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